Contact:	Patrick E. Beans Chief Financial Officer 402-475-2525

NATIONAL RESEARCH CORPORATION ANNOUNCES
FIRST QUARTER 2007 RESULTS
_______________________________________________

Net New Contracts Signed Sets Another Record

LINCOLN, Nebraska (May 1, 2007) — National Research Corporation (NASDAQ:NRCI) today announced results for the first quarter ended March 31, 2007.

o	Quarterly revenues increased by 29%
o	Quarterly net income increased by 31%
o	Quarterly earnings per share of $0.23, up 28%
o	Quarterly net new contracts reached a record $4.1 million

        Commenting on the first quarter results, Michael D. Hays, chief executive officer of National Research Corporation, said, “I’m pleased with our first quarter performance with revenue, net income and EPS all registering strong growth. We’re also thrilled with our continued sales growth. In fact, the $4.1 million of net new contracts signed in the first quarter is the highest since we started reporting this metric in June 2004, and is 21% greater than the fourth quarter 2006.”

        Revenues for the quarter ended March 31, 2007, were $12.2 million, compared to $9.5 million for the same period in 2006, an increase of 29%. Net income for the quarter ended March 31, 2007, was $1.6 million, or $0.23 per basic and diluted share, compared with net income of $1.2 million, or $0.18 per basic and diluted share, in the prior year period.

        In closing, Patrick E. Beans, chief financial officer of National Research Corporation, said, “The quarter showed good growth in most core businesses and, as anticipated, with the added revenue from TGI, our growth rates surpassed what we would normally expect. Given TGI’s top-line contribution and revenue growth in the other business units, we are seeing greater leverage of certain expense categories, which is expanding our operating income margin.”

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NRCI Announces First Quarter Results

May 1, 2007

        A listen-only simulcast of National Research Corporation’s 2007 first quarter conference call will be available online at www.earnings.com on May 2, 2007, beginning at 11:00 a.m. Eastern Time. The online replay will follow approximately an hour later and continue for 30 days.

        National Research Corporation, headquartered in Lincoln, Nebraska, is a leading provider of performance measurement, improvement services, and governance education to the healthcare industry in the United States and Canada.

        This press release includes “forward-looking” statements related to the Company that can generally be identified as describing the Company’s future plans, objectives or goals. Such forward-looking statements are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the factors that could affect the Company’s future results, please see the Company’s filings with the Securities and Exchange Commission.

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NRCI Announces First Quarter Results

May 1, 2007

NATIONAL RESEARCH CORPORATION
Unaudited Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended March 31,
	2007	2006
Revenues	$12,205	$9,476
Operating expenses:
Direct expenses	5,448	4,100
Selling, general and administrative	3,400	3,006
Depreciation and amortization	627	470

Total operating expenses	9,475	7,576

Operating income	2,730	1,900
Other income (expense):
Interest income	14	82
Interest expense	(167)	(10)
Other, net	16	(14)

Total other income (expense)	(137)	58

Income before income taxes	2,593	1,958
Provision for income taxes	999	741

Net income	$1,594	$1,217

Net income per share, basic	$0.23	$0.18

Net income per share, diluted	$0.23	$0.18

Weighted average shares outstanding:
Basic	6,842	6,819
Diluted	6,964	6,918

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NRCI Announces First Quarter Results

May 1, 2007

NATIONAL RESEARCH CORPORATION
Consolidated Condensed Balance Sheets
(Dollars in thousands)

	Mar. 31, 2007	Dec. 31, 2006
ASSETS	(Unaudited)
Current Assets:
Cash and cash equivalents	$1,358	$876
Short-term investments	1,028	1,110
Accounts receivable, net	8,926	6,734
Income taxes recoverable	--	898
Other current assets	2,620	3,379

Total current assets	13,932	12,997
Net property and equipment	11,686	11,716
Other, net	36,906	36,819

Total Assets	$62,524	$61,532

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$1,564	$1,511
Deferred revenue	10,465	8,264
Accrued compensation	1,595	1,594
Notes payable	726	3,110
Income taxes payable	29	--

Total current liabilities	14,379	14,479
Non-current liabilities	10,144	10,303

Total Liabilities	24,523	24,782

Shareholders' Equity:
Common stock, $0.001 par value; 20,000,000 shares authorized;
issued 7,869,778 in 2007 and 7,827,848 in 2006;
outstanding 6,920,261 in 2007 and 6,890,631 in 2006	8	8
Additional paid-in capital	22,326	21,820
Retained earnings	27,252	26,488
Accumulated other comprehensive income	391	358
Treasury stock	(11,976)	(11,924)

Total shareholders' equity	38,001	36,750

Total liabilities and shareholders' equity	$62,524	$61,532

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